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     Dave & Buster’s held a conference call to discuss its third quarter results of operations on Friday, December 9, 2005 at 11:30 a..m., Eastern time. Set forth herein is a transcript of the conference call:
DAVE AND BUSTER’S INCORPORATED
Moderator: W.C. Hammett
December 9, 2005
10:30 am CT

Operator:	Good day and welcome to Dave and Buster’s Fiscal 2005 Third Quarter Earnings Conference Call. Today’s call is being recorded. At this time I would like to turn the call over to the company for the introduction. Please go ahead.

Woman:	Thank you for joining us for Dave and Buster’s Conference Call. On the call today are Buster Corley, Chief Executive Officer, Dave Corriveau, President, and W.C. Hammett, the company’s Chief Financial Officer. After brief comments from management we will open the call for your questions.

The call is being recorded on behalf of the company and is copyrighted. In consider of our investors and the compliance of regulation (FD) the call is being broadcast over the internet on Dave and Buster’s website, www.daveandbusters.com and will be archived for two weeks. It cannot be otherwise reported or rebroadcast without the company’s permission and your participation implies consent to the call’s recording.

Before we begin discussions of the company’s results I would like to call your attention to the facts that under Safe Harbor Provisions, remarks made on this conference call may include certain forward-looking statements relating to future events and actual results may differ from those forward-looking statements. Information on the company’s risk factors was included in today’s news release and is also included in the company’s filings with the SEC. Now here’s W.C. Hammett.

W.C. Hammett:	Good morning. Thank you for joining us this morning for our Third Quarter Earnings Conference Call. After a brief discussion of our results we will open the call for Q&A.

The third quarter was a very difficult one for the company. We saw same store sales increase by 3.2% but cost increases and continued weakness in the Jillian stores more than offset this improvement. The Jillian stores accounted for over 60% of the company’s operating loss.

Now here are the third quarter results. We reported revenues of $105.6 million in the third quarter compared to $84 million in last year’s comparable quarter, an increase of 25.7%. Food and beverage revenue increased 28.2%, and amusement and other revenue increased 22.7%. We estimate that hurricane Wilma, which hit South Florida, reduced our revenue by approximately $0.3 million. Our comp store revenue was up 3.2% from the year earlier period. Our revenue mix was 55.1% for food and beverage and 44.9% for amusement and other revenue. This compares to 54% and 46% in last year’s third quarter.

The Power Combo promotion is being well received by our guests and is the primarily contributor to this increase in comp store sales. Special event revenue or party revenue on a comparable store basis was 13.9% of total revenue, compared to 14.5% last year. Operating loss was $3.6 million compared to operating income of $0.7 million in the prior year.

During the third quarter this year we incurred pre-opening expenses of $1.5 million in connection with the opening of our new locations in Buffalo and Kansas City. They report $.9 million in pre-opening expenses incurred during the third quarter last year. Net loss for the quarter was $3.2 million, or 23 cents per basic share compared to net income breakeven in last year’s third quarter.

Included in the pre-tax loss for the quarter is approximately $0.5 million in cost related to the closing of the Jillian’s at the Mall of America. In addition, the pre-tax loss for the Mall of America store for the period of time that it operated during the third quarter was approximately $0.1 million. EBITDA for the quarter was $6.4 million compared to $8.8 million last year. A reconciliation of net income to EBITDA is shown on the income statement attached to the earnings release.

Our cost of product was 19.7% compared to 19.1% in last year’s comparable quarter. Cost of food declined 50 basis points, cost of beverage increased 20 basis points, and cost of amusement and other increased 150 basis points. The discounting of the amusement revenue and the Power Combo promotion impacts the amusement product cost as a percentage of amusement revenue.

Operating payroll and benefits were 29.9% of revenue compared to 29.4% in last year’s third quarter. This increase was primarily the result of approximately $0.4 million of previously disclosed severance cost related to the closing of Mall of America Jillian’s as well as increased management training cost. Other store operating expenses were 35.5% compared to 32.6% last year. Occupancy cost as a percent of total revenues increased 90 basis points as a result of Jillian’s higher rent and property tax cost compared to their sales volumes.

Increases in utility cost of 70 basis points and 30 basis points in (R&M) cost were the primary drivers of this increase. General and administrative expenses were 7.4% of revenue in both the current quarter and last year. Depreciation and amortization expense was $9.8 million or 9.3% of revenue for the period compared to $8.1 million or 9.6% of revenue in the third quarter last year.

Interest expense increased to $1.5 million compared to $0.8 million last year. This is primarily the result of debt incurred to finance the Jillian’s transaction and higher interest rates. Our affective income tax rate was approximately 36.5% compared to 35% last year. The increase comes primarily from higher effective state income tax rates.

Now here are the results for the first three quarters of the fiscal year. Total revenues for the three quarters increased 23.6% to $332.2 million from $268.9 million for the comparable period last year. Food and beverage revenue increased 27.2% and amusement and other revenue increased 19.5%. Revenue from comparable stores increased 0.5% from the prior year. Special event revenue on a comparable store basis was 13.6% of total revenue compared to 13.5% of total revenue in the comparable period last year.

The revenue mix was 54.2% food and beverage and 45.8% for amusement and other. This compared to 52.6% and 47.4% last year. Operating income was $5.1 million versus $12.1 million in the comparable period last year. There were $2.4 million in pre-opening expenses in this period compared to $1 million for the comparable period in the prior year. The closing of the Jillian’s at Mall of America resulted in an approximate $3 million pre-tax charge.

Our net income was $0.1 million or 1 cent per diluted share compared to $5.7 million or 41 cents per diluted share last year. EBITDA for the period was $37.1 million compared to $36.6 million last year. A reconciliation of net income to EBITDA is shown on the income statement attached to the earning release. Our cost of product was 19% of revenue for both the current period and last year. Food costs were flat to last year. Beverage cost decreased approximately 40 basis points. Amusement cost decreased 40 basis points.

Operating payroll and benefits increased to 29.1% of revenues compared to 28.7% last year, primarily as a result of increased management training cost and severance. Our other store operating expenses were 33.2% of revenues compared to 31.5% last year. Occupancy and utility cost contributed to this increase.

General and administrative expenses remain flat with the prior year at 6.8% of revenues. Depreciation and amortization increased to $32 million or 9.6% of revenue compared to $24.5 million or 9.1% of revenue last year. This includes the $2.5 million charge related to the closing of the Mall of America Jillian’s announced in the second quarter.

Interest expense increased to $4.9 million from $3.4 million last year, primarily as a result of the Jillian’s acquisition financing and higher interest rates. Our year to date effective income tax rate was approximately 36.5% compared to 35% last year. We had approximately $40 million available on our revolver at the end of the 39-week period. Capital expenditures for the 39 weeks were $46.3 million, including capital for new store construction, which was approximately $16.5 million.

Now for our outlook — as a result of the greater than expected loss in the third quarter we are lowering our full year estimate to a range of 45 to 51 cents per diluted share. I will now turn the call over to Buster for his comments.

Buster Corley:	Good morning. I’d like to highlight some of the developments since our last call. In that short time we have converted five of the Jillian stores to Dave and Buster’s under the banner of Dave and Buster’s Grand Sports Café. D&B Grand Sports Café is a variation on our core Dave and Buster’s stores. These stores have a greater emphasis on sports, featuring a dynamic presentation of sporting events and bowling. We’ve also increased our private party facilities in each of these stores to capacity levels equal to or greater than an average Dave and Buster’s.

Anecdotally, guest reactions to the new rebranded stores has been very positive. While we have some experienced some early on positive sales trends, it’s still too early to predict how much this is likely to improve overall revenues in the short term. We are pleased with the presentation of this rebranded concept and we have a lot of hard work yet to do to finish them out and to bring them up to the highest service standards of Dave and Buster’s.

Our teams have done a great job of converting these five stores over in such a short period of time with very minimal store down time. We have just now taken a party season break in rebranding and we will begin work on the next store to be rebranded in February. This will also give us the opportunity to focus more on the operation of these stores.

In our last call we discussed our efforts to reduce the occupancy expense of the Jillian stores, which are substantially higher than our core Dave & Buster’s stores. We are still in intense negotiations with our landlords and today we can report progress on one store, which has successfully been renegotiated, with three more still in progress.

Now to the largest part of our business — the Dave and Buster’s stores. We have opened two new stores since we last spoke, both of which have opened very strong. Late in the third quarter Buffalo, New York launched and early in the fourth quarter we opened in Kansas City, Kansas. Both of these new stores are off to impressive starts.

We are very pleased with our 3.2% same store sales increase, which we believe is being driven by our successful sales-building promotions, Power Combo, Supercharge, and Happy Hour, all of which we have discussed in prior calls. We are very happy with these sales increases that these promotions have brought to us, but by their very nature they’ve increased pressure on cost margins.

We’ve also experienced cost pressures brought on by the dramatic increase in the cost of utilities, transportation, and freight cost, driven by much higher oil and natural gas prices in the third quarter. To offset these cost pressures we’ve made some pricing adjustments in both the beverage and amusement operations, where we believe we comfortably have pricing flexibility.

Now to our news of yesterday — as noted in our press release, we plan to file a proxy statement describing the merger and the special meeting of the stockholders. SEC rules may deem communications that we make regarding the merger prior to our filing of the proxy statement to be an unlawful proxy solicitation. Therefore, we are limited in our ability to discuss the merger in detail on this conference call. Please note that this conference call is in no way intended to constitute a solicitation of a proxy to vote in favor of the merger.

We have filed a report on Form 8-K, which includes a complete copy of the merger agreement with Wellspring and our press release regarding the proposed merger. Investors interested in learning more about the merger are urged to read this and other filings. With that disclaimer I would like to offer some brief observations regarding the merger.

Firstly we believe that this offers a unique opportunity for all of us as shareholders to realize value at a very challenging time. There is no financing condition to this merger. We expect to have a special meeting of shareholders in the second quarter hopefully in the month of April. This deal is subject to regulatory and third party approvals, which we expect but no assurances can be given.

Wellspring proposes to buy 100% of the company. Management is not rolling over stock or participating as equity investors. Once again, I would invite all interested parties to follow the public filings for more details. And with that we’re now happy to take your questions.

Operator:	At this time I would like to inform everyone if you’d like to ask a question please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Bob Labick with CJS Securities.

Bob Labick:	Good morning.

Buster Corley:	Good morning.

Bob Labick:	Hi. First question — just like to touch on a few questions on the merger. Could you describe the process for us of the, you know, what happened — when did you start talking, were there multiple bidders, and, you know, Wellspring emerged or how did this come about? Could you give us a little background please?

Buster Corley:	I’d be happy to refer you to the public filings as they become available.

Bob Labick:	So — okay so they’re not available yet.

Buster Corley:	Well I believe that the 8-K has been filed and then that’ll be followed by the 10Q, which I believe will be — pardon me — will be followed by the proxy. You can certainly appreciate Bob the sensitivity with which we have to exhibit with regard to solicitation rules, et cetera. And I just can’t give you a ton of color. I refer you to the public documents.

Bob Labick:	Okay great. I’ll try one more and if you can’t answer I understand completely. If you can great and then, you know, I’ll move on to another question. The other question, you know, just for me it appears it is a low price. Why would you accept an $18 bid now when six months ago the stock was higher? Your comps are very strong as you said. It sounds like the new openings of Dave and Buster’s are going well. And, you know, hopefully the Jillian’s issues are temporary. Has there been a change in your mindset toward Jillian’s or what prompted you now to do this?

Buster Corley:	Well I can’t respond to what prompted us now to do this. But — nor can I elaborate on — give you a lengthy answer to your question for the same reasons that I’ve already described. But I would point out to you Bob and I would invite you think about this for a long time. We, you know, if there’s anything we can agree on, that’s the fact that all of us will never know what our share price would have been if today’s news was focused solely on the financial results of the third quarter.

And I believe we can all agree that the earnings misses of the last two quarters — if we can agree on anything, I believe it is that the earnings misses of the last two quarters would have a negative impact on share price. So if it were solely focused to that being this morning’s story — financial performance — I don’t know that the tact of your question would be quite the same.

Bob Labick:	Okay I understand. But I was thinking more in terms of, you know, one, to your, you know, time horizon versus the, you know, this month. But I understand what you’re saying. Let’s see can you just spend — comment on your thoughts, you know, further thoughts on Jillian’s and a timetable to, you know, fix it? It sounds like the cafés are working well. It’s early but what do you think?

Buster Corley:	We have confidence in the — in this variation concept — Dave and Buster’s Grand Sports Café. It is very early. Their honeymoon so far, you know, have been, you know, sweet but brief and it’s just way too early to tell what’s going to happen with it. I think that it would be reasonable for us to say that it’s going to be a long process for us to get these stores turned around properly. If I had to put it in terms of my opinion operationally I think we’re probably talking about a year to 18 months to get them where they need to be. And I hope I’m not being optimistic in saying that.

Bob Labick:	Okay. I will get back in queue. Thank you very much.

Operator:	Your next question comes from Matt Lubman with Tiedamann.

(True Figdor):	Yes this is (True Figdor). I just wanted to understand — I guess you said that the — you’re looking for an April close or an April proxy and management is not involved in the merger so it’s not a going private transaction. That seems like an awful long time. It sounds like there must be either some consents or some other issues that you think you’ll run into along the way. Why such a long time frame?

Buster Corley:	Sir I’m given to understand that that’s a reasonable length of process and if it could be done sooner than that I suppose it would be. But, you know, that seems like a reasonable amount of time to us and, you know, we want to, you know, have the opportunity for shareholders to decide what they’d like to do.

Matt Lubman:	Five months for a merger — I mean if you file — when do — I guess do you expect to file the proxy?

W.C. Hammett:	It’ll be filed in time to give the appropriate notice for the special meetings. I — we don’t have a date yet because we just announced and we’re starting to work on that. But it will be — the shareholders will be given the appropriate notice for the meeting and the proxy will be filed accordingly.

Matt Lubman:	I understand that. I mean — I guess you haven’t done any work on it so I’m just curious. Five months is still a fairly long period of time. It’s not really normal. So just trying to understand — you think you have to get year-end numbers before you can file your proxy and therefore you won’t file it until February or March of next year or what sort of just.

Buster Corley:	I think we’ve you given you all the color we can give you on the, you know, the timing of it. This is just what our counsel has told us and that’s the news we have to report this morning.

Matt Lubman:	Okay. Do you need any consents for this? Has any of your — you mentioned earlier some landlord negotiations. I mean do you need any consents in order to do this deal?

Buster Corley:	As you can imagine that sort of thing — all of that will be in the filings and I direct you back to the public filings.

Matt Lubman:	I guess my last question is on the notes. I guess the notes have the — bought in. What is the size of those notes and what is the process for which you would buy those back?

W.C. Hammett:	Are you talking about the convertible debt?

Matt Lubman:	Yes.

W.C. Hammett:	That’s also fully described in the documents. But they, you know, they are subject to the terms of the indenture and that will all be described in the document.

Matt Lubman:	Okay. (Thank you).

Operator:	Your next question comes from Larry Garshofsky with Lawrence Partners. Larry Garshofsky: Yes hi. My questions have already now been answered. So that’s all. Thanks.

Buster Corley:	Thank you.

Larry Garshofsky:	(Sounds good) (unintelligible).

Operator:	Your next question comes from Michael Gallo with CL King & Associates.

Michael Gallo:	Hi good morning. Obviously you can’t really say a whole lot on the transaction. Just wanted to get a sense though as you looked ahead I mean obviously if the operating losses of Jillian’s continue, how much are the margin — negative gross margin impact in the quarter was due to the midweek promotions? How much was due to Jillian’s, et cetera? Just want to get a sense for how the base business performed relative to Jillian’s and whether you really had to promote in order to get the strong comps that you did at traditional Dave and Buster’s (here).

Buster Corley:	Of the $3.6 over $2.1 is Jillian’s.

W.C. Hammett:	The operating loss. Of the operating loss.

Michael Gallo:	Right. In terms of just the margins I mean how much — did the midweek promotions negatively impact the gross margins meaningfully? In other words did you have to really spend to get the comp or, you know, was, you know, a lot of the — was most of the gross margin impact just from the Jillian’s locations?

W.C. Hammett:	The impact of the promotion is around 1 to 1 1/2% on a gross margin basis.

Michael Gallo:	Okay so that certainly would have had a meaningful impact. In terms of just the potential renegotiation of the Jillian’s occupancy costs, do you have any timetable for when you would think you’d get a better handle on when some of those things might be resolved? I know you spoke about it on the last quarter certainly as an opportunity.

Buster Corley:	No I wouldn’t want to tie our hands on answering that in a call when we’re in intense negotiations with the landlords. We’ll bring it in as soon as we can.

Michael Gallo:	Okay great. Thanks a lot.

Operator:	Your next question comes from Mike Smith with Oppenheimer.

Mike Smith:	Well good morning.

Buster Corley:	Good morning.

W.C. Hammett:	Good morning.

Mike Smith:	You said that your new stores were doing well. Do you want to expand on that a little bit? I mean like how well is it doing and particularly the Omaha and the Buffalo stores where you’re trying out a new smaller concept.

Buster Corley:	Well of course, Mike, as you know we don’t quote individual store numbers. The stores I described earlier were the last two that we opened, which was Buffalo and Kansas City. And I can tell you that both of them — both of those stores at this point are above our expectation and we are particularly pleased with both of them and in particular Kansas City.

Mike Smith:	So the bigger one you’re pleased with, the other one you’re just.

Buster Corley:	No no no. We’re happy with Buffalo but sort of surprised — we’ve sort of surprised ourselves with Kansas City so that makes it even sweeter.

Mike Smith:	Cool. And how are the bookings going for your holiday party season?

Buster Corley:	Well we are running about 3% ahead of last year with regard to bookings as it relates to capacity. And we are — if I recall correctly — upwards of 82% right now.

Mike Smith:	Okay. And you — are you doing a gift card promotion this year?

Buster Corley:	We are.

Mike Smith:	And how — I guess it sounds like — I guess, you know — I noticed this with our conference — you raised the price on the promotion from — was it $12.99 to $13.99 or $13 to $14?

Buster Corley:	You’re in the neighborhood. We took an increase from $13.99 to $14.99 and that was just done a few weeks ago. And I would add to that that there’ve been several, you know, we’ve had some pricing power on some — we believe some elasticity in our pricing position. And we have just in the last few weeks made some additional corrections and most of which we believe will bring us out from under a lot of this cost pressure.

Mike Smith:	Well I’m guessing from that, you know, it has been a fairly successful promotion. How much would attribute to the early part of the week of your 3.6% comps? How much of that would you attribute to the early part of the week — 3.2% I guess.

Buster Corley:	Mike I don’t know that number this morning. You know, we’ve had improvements — early on we had improvements in every day of the week with the exception of Monday, which we’ve been able to — which we’ve been unable to defy the laws of gravity on Monday so far. But certainly it’s added, you know, it’s added significant level of activity in the Sunday through Thursday, which is where we started that promotion out. And, you know, we’re happy with being able to (unintelligible) have had — where we have — and still have — quite a bit of underutilized capacity.

Mike Smith:	Well sure. And W.C. could you tell me what kind of went wrong with Jillian’s between when you acquired it and, you know, and I guess you’re probably disappointed with the results of what happened. What happened there?

W.C. Hammett:	Yes I’m disappointed with the results. I think that what we saw was a deterioration of the revenues that were faster than we expected. And I think we discussed this on the call last time and Buster indicated then that, you know, in hindsight we might have done some things differently with respect to marketing, et cetera, but it was primarily at the revenue line. And it deteriorated faster than we anticipated it doing.

Mike Smith:	Well I don’t recall when you acquired it you expecting revenues to deteriorate at all.

W.C. Hammett:	Well I think....

Buster Corley:	Well I mean nobody goes into anything, you know, predicting that it’s going to, you know, it did under-perform and it continues to under perform. We’re in the process of trying to get it turned around. To simply to, you know, to give you the most basic of explanations, in an effort to get the operating standards of those stores up, we stopped marketing them and advertising them and went to a maintenance sort of a schedule and tried to — as quickly as we could — make improvements in the stores both with the regard to the quality of the product, the quality of the physical plans themselves, you know, and the quality of the service.

And in the process of sort of — if you will — going dark from a median advertising standpoint for a while, we believe that’s what contributed quite a bit to the sales decline, which happened more rapidly than we expected. And we were reluctant to advertise to, you know, to what we thought was, you know, what we thought were stores that needed improvement before they were advertised. So we kind of got caught in the, you know, short attention span if you will, and at the same time the, you know, the lack of exposure while we were trying to make improvements. We just simply didn’t get there fast enough.

So as a result we switched to a strategy of instead of trying to revitalize the Jillian’s brand — which turned out to have more wear on it than we ever imagined, both with regard to its reputation and with regard to the people — we switched from the revitalization strategy to one of rebranding, which we just fired up here recently and are in the middle of and have quite a bit of work yet to do on.

Mike Smith:	Thanks.

Buster Corley:	Yes sir.

Operator:	Your next question comes from Brett Buckley with Dolphin Partners.

Brett Buckley:	Hey guys.

Buster Corley:	Good morning.

Brett Buckley:	I guess just two questions if I may — the first one probably for W.C. Does a change in control transaction for the company accelerate the notional swap payments? And then the second question — whoever wants to take it — I guess you had mentioned that management is not rolling over their equity into the transaction. What I wanted to ask with respect to that is does this transaction contemplate providing the option for management to roll equity into the acquisition (sub) and just at this moment management has not contemplated rolling in equity.

Buster Corley:	Oh please. Okay, so on the first one I refer you to the public filings. On the second one I would tell you that there has been no discussion between us and Wellspring with regard to our taking an equity position in this transaction.

Brett Buckley:	Sometimes agreements provide the option. I’m just — wanted to ask that question.

Buster Corley:	Yes I refer you to the public filings and I would you assure you that there have been no conversations between us and Wellspring with regard to our taking an equity position.

Brett Buckley:	And on the swap notional?

W.C. Hammett:	To my knowledge that does not accelerate. That’s still available to us to keep out.

Brett Buckley:	Okay thank you W.C.

W.C. Hammett:	Yes.

Operator:	Your next question comes from Mitchell Sacks with Grand Slam.

Mitchell Sacks:	My question’s been asked and answered.

Operator:	Ladies and gentlemen once again if you would like to ask a question please press star then the number one on your telephone keypad now. There are no further questions at this time.

Buster Corley:	Thank you for your time and attention. We look forward to the next call.

Operator:	This concludes today’s conference call. You may now disconnect.